UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number 333-103709-02
Volkswagen Public Auto Loan Securitization, LLC
Volkswagen Auto Loan Enhanced Trust 2003-2
(Exact name of registrant as specified in its charter)
3800 Hamlin Road, Auburn Hills, Michigan 48326
(248) 754-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Volkswagen Auto Loan Enhanced Trust
Class A-1 1.4563% Auto Loan Asset Back Notes; Class A-2 1.55% Auto Loan Asset Backed Notes;
Class A-3 2.27% Auto Loan Asset Backed Notes; Class A-4 2.94% Auto Loan Asset Backed Notes;
Class B 0.000% Auto Loan Asset Backed Notes
(Title of each class of securities covered by this Form)
N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a)
or 15(d) remains)
     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) ☐	Rule 12h-3(b)(1)(ii) ☐
Rule 12g-4(a)(1)(ii)☐	Rule 12h-3(b)(2)(i) ☐
Rule 12g-4(a)(2)(i) ☐	Rule 12h-3(b)(2)(ii) ☐
Rule 12g-4(a)(2)(ii)☐	Rule 15d-6 ☑
Rule 12h-3(b)(1)(i) ☑
     Approximate number of holders of record as of the certification or notice date: 0
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person on the date indicated.

Date: August 21, 2007	Volkswagen Public Auto Loan Securitization, LLC
	By:	/s/ Timothy J. Flaherty
		Name:	Timothy J. Flaherty
		Title:	Assistant Treasurer

Volkswagen Auto Loan Enhanced Trust 2003-2 By: VW Credit, Inc., as Administrator
By:	/s/ Timothy J. Flaherty
	Name:	Timothy J. Flaherty
	Title:	Assistant Treasurer